UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 4, 2012 (December 2, 2012)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 2, 2012, Dean Foods Company (the “Company”) and its wholly owned subsidiary, Suiza Dairy Group, LLC, entered into a Membership Interest Purchase Agreement (the “Agreement”) with Saputo Inc. and its wholly owned subsidiary, Saputo Cheese USA Inc. (“Buyer”), pursuant to which the Company will sell its Morningstar division to Buyer for US$1.45 billion. Morningstar is a leading manufacturer of dairy and non-dairy extended shelf-life and cultured products, including creams and creamers, ice cream mixes, whipping cream, aerosol whipped toppings, iced coffee, half and half, value-added milks, sour cream and cottage cheese. The Agreement has been approved by the Company’s Board of Directors. The Company expects to use the net proceeds from the sale to retire outstanding term debt under its senior secured credit facility.

Under the terms of the Agreement, Buyer will acquire all of the outstanding equity of Morningstar Foods, LLC (“Morningstar”). The purchase price of US$1.45 billion is subject to certain adjustments, including in respect of working capital and employee-related expenses. The transaction is subject to customary closing conditions, including, among others: (i) the expiration or termination of the Hart–Scott–Rodino waiting period; (ii) the absence of any law or order prohibiting the transaction; (iii) the accuracy of the parties’ representations and warranties, subject to customary materiality limits; and (iv) the performance by each of the parties of its covenants under the Agreement in all material respects.

The Company and Buyer have made customary representations and warranties, which will generally survive for a period of 18 months following closing of the transaction. In addition, the Company and Buyer are subject to customary covenants pursuant to the Agreement. The covenants require, among other things, that the Morningstar business be conducted in the ordinary course in all material respects consistent with past practice during the interim period between the execution of the Agreement and the closing of the transaction. The parties have rights to indemnification for, among other things, breaches of representations and warranties, subject to customary caps and deductibles, and for non–performance of their respective covenants.

The Agreement contains customary termination rights for both the Company and Buyer, including by either party if the transaction has not closed by March 1, 2013.

In addition, the Company has agreed to enter into a noncompetition agreement with Buyer at the closing of the transaction, under which the Company and its controlled affiliates will agree, for a period of four years, not to manufacture certain categories of products that are manufactured by the Morningstar division.

As a condition of the sale, the Company also entered into an agreement with The WhiteWave Foods Company (“WhiteWave”), a controlled subsidiary of the Company, whereby WhiteWave will receive US$60 million net of taxes as consideration for the termination of an option to purchase plant capacity and property at a Morningstar facility and the sale to Morningstar of certain manufacturing equipment located at another Morningstar plant. In addition, WhiteWave and Morningstar agreed to modify certain terms of existing intercompany commercial agreements between the two companies.

The foregoing description of the Agreement is only a summary, does not purport to be complete and is qualified in its entirety by the complete text of the Agreement itself, a copy of which is furnished as Exhibit 2.1 to this Current Report and incorporated herein by reference. The Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Buyer. The representations, warranties and covenants contained in the Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, the assertions embodied in the representations and warranties contained in the Agreement are qualified by information in a confidential disclosure letter that the parties have exchanged, which has been omitted pursuant to Item 601(b)(2) of Regulation S-K.

Item 8.01 Other Events.

On December 3, 2012, Dean Foods issued a press release announcing entry into a definitive agreement to sell its Morningstar division to Saputo Inc. A copy of the press release is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1	Membership Interest Purchase Agreement, dated as of December 2, 2012, by and among Saputo Cheese USA Inc., Suiza Dairy Group, LLC, Dean Foods Company and, solely with respect to certain provisions therein, Saputo Inc.

99.1	Press Release, dated December 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2012	DEAN FOODS COMPANY

	By:	/s/ Steven J. Kemps
Steven J. Kemps
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Membership Interest Purchase Agreement, dated as of December 2, 2012, by and among Saputo Cheese USA Inc., Suiza Dairy Group, LLC, Dean Foods Company and, solely with respect to certain provisions therein, Saputo Inc.

99.1	Press Release, dated December 3, 2012